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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)*


                          Athens Bancshares Corporation
                          -----------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    047042106
                                    ---------
                                 (CUSIP Number)


                                 January 6, 2010
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [x] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 047042106
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  1.      NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Athens Federal Community Bank Employee Stock Ownership Plan Trust

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2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) /_/
          (b) /_/

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3.        SEC USE ONLY


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4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          State of Tennessee
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             NUMBER OF
             SHARES             5.     SOLE VOTING POWER
             BENEFICIALLY                   222,180
             OWNED BY           ------------------------------------------------
             EACH               6.     SHARED VOTING POWER
             REPORTING                        0
             PERSON             ------------------------------------------------
             WITH               7.     SOLE DISPOSITIVE POWER
                                            222,180
                                ------------------------------------------------
                                8.     SHARED DISPOSITIVE POWER
                                              0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  222,180

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10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  /_/
          (SEE INSTRUCTIONS)

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11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.0% of 2,777,250
          shares of Common Stock outstanding as of January 6, 2010.

--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             EP
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                                  Page 2 of 6

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                          ATHENS FEDERAL COMMUNITY BANK
                       EMPLOYEE STOCK OWNERSHIP PLAN TRUST

                                  SCHEDULE 13G

ITEM 1.

         (a)      Name of Issuer:

                  Athens Bancshares Corporation

         (b)      Address of Issuer's Principal Executive Offices:

                  106 Washington Avenue
                  Athens, Tennessee 37303
ITEM 2.

         (a)      Name of Person Filing:

                  Athens Federal Community Bank
                  Employee Stock Ownership Plan Trust

                  Trustee: Pentegra Trust Company
                           c/o Pentegra Services, Inc.
                           108 Corporate Park Drive
                           White Plains, New York 10604

         (b)      Address of Principal Business Office or, if none, Residence:

                  106 Washington Avenue
                  Athens, Tennessee 37303

         (c)      Citizenship:

                  See Page 2, Item 4.

         (d)      Title of Class of Securities:

                  Common Stock, par value $0.01 per share

         (e)      CUSIP Number:

                  See Page 1.

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ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b)
                  OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (f) [x] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F).

ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)     Amount beneficially owned: See Page 2, Item 9.

                  (b)     Percent of class: See Page 2, Item 11.

                  (c)     Number of shares as to which the person has:

                          (i)         Sole power to vote or to direct the vote:
                                      See Page 2, Item 5.

                          (ii) Shared power to vote or to direct the vote: See Page 2, Item 6.

                          (iii) Sole power to dispose or to direct the disposition of: See Page 2, Item 7.

                          (iv) Shared power to dispose or to direct the disposition of: See Page 2, Item 8.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_/.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  N/A

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ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  N/A

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                January 11, 2010
                -------------------------------------------------
                                      Date

                /s/ Stephen P. Pollak, Executive Vice President,
                              Counsel and Secretary
                -------------------------------------------------
                                    Signature

                   Pentegra Trust Company, as Trustee for the
                          Athens Federal Community Bank
                          Employee Stock Ownership Plan

                By: Stephen P. Pollak, Executive Vice President,
                              Counsel and Secretary
                -------------------------------------------------
                                   Name/Title